EXHIBIT 10.1

EMPLOYMENT AGREEMENT

AGREEMENT (“the Agreement”) by and among FIRST INDUSTRIAL, L.P. (the “Employer”), FIRST INDUSTRIAL REALTY TRUST, INC. (“FR” and, together with the Employer, the “Company”) and PETER E. BACCILE (the “Executive”), executed on August 2, 2016, and effective on September 29, 2016 (the “Effective Date”).

WHEREAS, the Employer is desirous of employing the Executive on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive is desirous of being employed by the Employer on such terms and conditions and for such consideration.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Term. The Employer hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on December 31, 2019 (the “Initial Term”), unless previously terminated in accordance with the provisions of Section 3 hereof; provided, however, that the term of the Executive’s employment hereunder shall continue for no more than two (2) one (1) year renewal periods thereafter (each, an “Additional Term”), unless, at least six (6) months prior to the scheduled expiration date of the Initial Term or any Additional Term, either the Executive notifies the Company, or the Company notifies the Executive, in writing of its or their decision not to continue the term of the Executive’s employment hereunder (a “Non-Renewal Notice”). The Initial Term along with any Additional Term shall be referred to herein as the “Employment Period.”

2. Terms of Employment.

(a) Position and Duties.

(i) Executive shall initially serve as President of FR and shall assume the additional role of Chief Executive Officer of FR on December 1, 2016 (or such earlier date as Executive and the Board of Directors of FR (the “Board”) mutually agree), and shall perform customary and appropriate duties as may be reasonably assigned to the Executive from time to time by the Board. The Executive shall have such responsibilities, power and authority as those normally associated with the position of President and Chief Executive Officer (once he assumes the role) in public companies of a similar stature to FR. Once Executive assumes the role of Chief Executive Officer, he shall be the senior-most executive of each of the Companies and shall report solely and directly to the Board. The Executive shall be appointed to the Board on the Effective Date, and shall be nominated for reelection to the Board at each subsequent meeting of FR shareholders occurring during the Employment Period at which the Executive’s Board seat is up for election, and so long as the Executive remains on the Board shall serve without compensation other than that herein provided. Unless otherwise requested by the entire Board, upon the cessation of Executive’s employment with the Employer for any reason, the Executive shall resign from the Board.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full professional time and attention to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities at reasonably appropriate locations. During the Employment Period, it shall not be a violation of this Agreement for the Executive to serve (A) on the board of one other for-profit corporation selected by the Executive (subject to the reasonable approval of the Board), or (B) on civic or charitable boards or committees, or to deliver lectures, fulfill speaking engagements or teach at educational institutions and manage personal investments, so long as the activities described in the preceding clauses (A) and (B) do not materially interfere with the performance of the Executive’s responsibilities in accordance with this Agreement and the Executive complies with applicable provisions of FR’s Code of Business Conduct and Ethics.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive from the Employer an annual base salary (“Annual Base Salary”) of $750,000. The Executive’s Annual Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Committee”) pursuant to its normal performance review policies for senior executives. The Committee may, but shall not be required to, increase the Annual Base Salary at any time for any reason and the term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as increased from time to time. The Annual Base Salary shall not be reduced after any such increase, and any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall be paid at such intervals as the Employer pays executives’ salaries generally.

(ii) Annual Bonus. The Executive shall be paid an annual cash performance bonus (an “Annual Bonus”) in respect of each calendar year that ends during the Employment Term, to the extent earned based on performance against objective and reasonably attainable performance criteria. The performance criteria for any particular calendar year shall be determined in good faith by the Committee no later than ninety (90) days after the commencement of such calendar year and, in any event, shall be substantially consistent with the performance criteria applicable to other senior executives of the Company for the applicable year. The Executive’s Annual Bonus for a calendar year shall equal 169% of his Annual Base Salary (the “Target Bonus”) for that year if target levels of performance for that year are achieved, with greater or lesser amounts (including zero) paid for performance above and below target (such greater and lesser amounts to be determined by a formula established by the Committee for that year, consistent with past practices, when it establishes the targets and performance criteria for that year), and with a maximum bonus no greater than 225% of his Annual Base Salary. The Committee shall retain the discretionary authority to reduce (but not increase) the Executive’s Annual Bonus from the amount determined in the preceding sentence. The Executive’s Annual Bonus for a calendar year shall be determined by the Committee after the end of the calendar year and shall be paid to the Executive when annual bonuses for that year are paid to other senior executives of the Company generally, but in no event later than March 15 of the following calendar year, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement implemented by the Employer that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In carrying out its functions under this Section 2(b)(ii), the Committee shall at all times act reasonably and in good faith, and shall consult with Executive to the extent appropriate. The Annual Bonus shall be paid in cash, fully vested and freely transferable shares of common stock of FR (“Common Stock”) or a combination thereof, as determined by the Committee; provided that the percentage of the Executive’s Annual Bonus paid in stock shall not be greater than that of other senior executives generally. Notwithstanding anything in the foregoing to the contrary, Executive’s Annual Bonus for 2016 shall be his Target Bonus multiplied by a fraction, the numerator of which shall be the number of days from and including the Effective Date through and including December 31, 2016, and the denominator of which is 366 (the “2016 Proration”).

(iii) Long-Term Awards. (A) The Executive shall be entitled to participate in all long-term cash and equity incentive plans, practices, policies and programs applicable generally to other senior executives of the Company (“LTI Plans”) on a level determined by the Committee reasonably and in good faith to be commensurate with his position, and provided further that the value of which shall be no less than that of senior executive officers generally.

(B) The amount of Executive’s annual long-term equity awards (“Annual Awards”) shall be determined by the Committee in good faith; provided that the value of Executive’s Annual Awards generally shall have a “Target Award” of 150% of his Annual Base Salary for that year if target levels of performance for that year are achieved, with greater or lesser amounts (including zero) paid for performance above and below target (such greater and lesser amounts to be determined by a formula established by the Committee for that year when it establishes the targets and performance criteria for that year), and with a maximum amount no greater than 200% of his Annual Base Salary, and provided further that such Annual Awards shall vest in accordance with vesting terms applicable generally to other senior executive officers of the Company. The Committee shall retain the discretionary authority to reduce (but not increase) the Executive’s Annual Awards from the amount determined in the preceding sentence. Notwithstanding anything in the foregoing to the contrary, for the Annual Award that is anticipated to be granted in March 2017 relating to the 2016 performance year, Executive will receive a target Annual Award equal to 150% of his Annual Base Salary multiplied by the 2016 Proration, and such Annual Award shall vest one third on each of the first three anniversaries of the date of grant.

(C) Executive will participate in the same manner as do other senior executives of the Company in the Company’s Long Term Incentive Program, or any successor thereto (“LTIP”), with the first award of performance units to Executive under the LTIP anticipated to be granted in January 2017 (the “2017 LTIP”). The Executive’s target award under the 2017 LTIP will be $190,000 and his maximum award under the 2017 LTIP will be $475,000. The Executive’s awards under the LTIP (“LTIP Awards”) shall vest in accordance with LTIP vesting terms applicable generally to other senior executives of the Company.

(D) Except as otherwise provided in Section 2(b)(iii)(E) and Section 5 below, Annual Awards for which the achievement of performance criteria is a condition of vesting (“Performance Vested Annual Awards”) and LTIP Awards will not vest unless the Executive is employed on the applicable vesting date and the applicable performance criteria have been satisfied.

(E) Notwithstanding anything in this Agreement to the contrary, to the extent that the provisions of the applicable LTI Plan or award agreement provide for more generous vesting provisions to the Executive than those set forth in this Agreement, the terms of the applicable LTI Plan or award agreement shall control.

(iv) Benefits. Other than as stated in Section 2(b)(iii) above, during the Employment Period, the Executive shall be entitled to participate in all executive and employee benefit plans and programs of the Company, including but not limited to term life insurance, long-term disability insurance, health, life and disability insurance, 401(k), on the same basis as provided generally to other senior executives of the Company. Each of the Employer and FR reserves the right to amend or cancel any such plan or program in its sole discretion, subject to the terms of such plan or program and applicable law. In addition, during the Employment Period, the Executive shall receive from the Employer an automobile allowance of $800 per month. The Executive shall be promptly reimbursed by the Employer for the reasonable legal fees and expenses incurred by him in connection with the negotiation and execution of this Agreement with a maximum reimbursement of $25,000, provided that in no event shall reimbursements by the Employer under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such fees that the Employer is obligated to reimburse any given calendar year shall not affect the fees that the Employer is obligated to reimburse in any other calendar year, and the Executive’s right to have the Employer reimburse such fees may not be liquidated or exchanged for any other benefit.

(v) Vacation. During the Employment Period, the Executive shall be entitled to receive annual paid vacation per year in accordance with the Company’s policies, but not less than five weeks per year. Unused vacation time shall not accrue and carry over from year to year.

(vi) Intercorporate Transfers. If the Executive shall be transferred by the Employer to an affiliate of the Employer, such transfer, by itself and without any adverse financial or functional impact on the Executive, shall not be deemed to give rise to Good Reason (as defined below) or otherwise be deemed to terminate or modify this Agreement, and the employing corporation or other entity to which the Executive is transferred shall, for all purposes of this Agreement, be construed as standing in the same place and stead as the Employer as of the effective date of such transfer; provided, however, that at all times after such transfer, FR shall remain liable for all obligations of the Employer hereunder, including, but not limited to, the payment of Executive’s Annual Base Salary, Annual Bonus or other amounts set forth herein. For purposes hereof, an affiliate of the Employer shall mean any corporation or other entity directly or indirectly controlling, controlled by, or under common control with, the Employer.

(vii) Indemnification; Insurance. During the Employment Period and thereafter, each of the Employer and FR agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Employer or FR, or the Executive’s service in any such capacity or similar capacity with an affiliate of the Employer or FR or other entity at the request of the Employer or FR, from and after the Effective Date, and to promptly advance to the Executive or the Executive’s heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be finally determined by a court or tribunal of competent jurisdiction that the Executive is not entitled to be indemnified by the Employer or FR. In addition, the Company agrees to continue and maintain, at the Company’s expense, a directors’ and officers’ liability insurance policy covering Executive both during and, while potential liability exists, after the Employment Period throughout all applicable limitations periods that is no less favorable to the Executive than the policy covering active employees, directors and senior officers of the Employer or FR.

(viii) Expenses. During the Employment Period, the Executive shall be entitled to receive from the Employer prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the Company’s policies.

(ix) Relocation. The Company will reimburse Executive for his reasonable temporary living expenses (airfare and temporary housing) up to $10,000 per month through August 31, 2017. The Company will also reimburse Executive for sixty (60%) percent of his brokerage commissions on the sale of his current primary residence (up to a maximum reimbursement of $285,000); provided that such sale closes on or before December 31, 2018.

3. Termination of Employment.

(a) Death or Disability. The Executive’s employment and the Employment Period shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Employment Period, it may provide the Executive with written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company and the Employment Period shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform the Executive’s duties with the Company on a full-time basis for six (6) consecutive months or 150 business days within any twelve (12) month period as a result of a physical, mental or psychological incapacity or impairment.

(b) Cause. The Company may terminate the Executive’s employment and the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) The Executive’s willful and continued failure to substantially perform the Executive’s duties with the Company after receipt of a Notice requesting such performance given in accordance with the procedures and time periods described below;

(ii) Willful and gross misconduct by the Executive in connection with his performance of services for the Employer;

(iii) A willful and material breach by the Executive of the restrictive covenants and confidentiality provisions of the Agreement;

(iv) Habitual substance abuse by the Executive that continues after receiving Notice given in accordance with the procedures and time periods described below;

(v) Final disqualification of the Executive by a governmental agency from serving as an officer or director of the Company; or

(vi) The Executive’s conviction of, or entry of a plea of guilty or nolo contendere with respect to, a felony crime (excluding any vehicular offense) or a crime involving fraud, forgery, embezzlement or similar conduct.

provided, however, that the actions in (iii) and (iv) above will not be considered Cause unless the Executive has failed to cure such actions (if curable) within thirty (30) days of receiving written notice specifying with particularity the events allegedly giving rise to Cause and that such actions will not be considered Cause unless the Company provides such written notice within ninety (90) days of the full Board (excluding the Executive, if applicable at the time of such notice) having knowledge of the relevant action (a “Notice”). Further, no act or failure to act by the Executive will be deemed “willful” unless done or omitted to be done not in good faith or without reasonable belief that such action or omission was in the Company’s best interests, and any act or omission by the Executive pursuant to authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company will be deemed made in good faith and in the best interests of the Company. The Executive will not be deemed to be discharged for Cause unless and until there is delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two thirds (2/3) of the entire membership of the Board (excluding the Executive, if he is then a member of the Board), at a meeting called and duly held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive and the Executive’s counsel to be heard before the Board), finding in good faith that the Executive is guilty of the conduct set forth above and specifying the particulars thereof in detail and authorizing the issuance of a Notice of Termination as defined below.

(c) Good Reason. The Executive’s employment and the Employment Period may be terminated by the Executive for Good Reason or by the Executive voluntarily without Good Reason. “Good Reason” means the occurrence of any one of the following events without the prior written consent of the Executive:

(i) The removal from, or failure to re-elect to, or the requirement to share with another, the Executive’s position as either President or Chief Executive Officer of FR;

(ii) A material diminution of, or material reduction or material adverse alteration in, the Executive’s duties or responsibilities, or the Board’s assignment to the Executive of duties, responsibilities or reporting requirements that are materially inconsistent with his positions (it being understood that if the Executive does not continue to be the Chief Executive Officer of a public company following a “Change in Control Event” (as defined below), such a material diminution, reduction and alteration shall be deemed to have occurred);

(iii) The failure to nominate the Executive for election to Board at any meeting of Shareholders during the Employment Period at which the Executive’s Board seat is up for election;

(iv) A material reduction of the Executive’s Annual Base Salary, Target Bonus or maximum Annual Bonus potential;

(v) The Company changes the Company’s headquarters to a location more than 30 miles from both of its headquarters locations on the Effective Date or requires Executive to relocate outside of Illinois without his consent;

(vi) The Employer or FR materially breaches the Agreement; or

(vii) Despite the Executive’s timely objection, the Company intentionally directs the Executive to engage in unlawful conduct;

provided, however, that the actions in (i) through (vi) above will not be considered Good Reason unless the Executive shall describe the basis for the occurrence of the Good Reason event in reasonable detail in a Notice of Termination (as defined below) provided to the Company in writing within ninety (90) days of the Executive’s knowledge of the actions giving rise to the Good Reason, the Company has failed to cure such actions within thirty (30) days of receiving such Notice of Termination (and if the Company does effect a cure within that period, such Notice of Termination shall be ineffective) and the Executive terminates employment for Good Reason not later than thirty (30) days following the last day of the applicable cure period.

(d) Expiration of the Employment Period. The Executive’s employment shall terminate upon the expiration of the Employment Period pursuant to Section 1.

(e) Notice of Termination. Any termination of employment by the Company or the Executive during the Employment Period shall be communicated by Notice of Termination (as defined below) to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that (i) indicates the termination provision in this Agreement relied upon and (ii) specifies Date of Termination (as defined below) if other than the date of receipt of such notice. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive, respectively, hereunder or preclude the Company or the Executive, respectively, from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder within the applicable time period set forth in this Agreement.

(f) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Company for Cause or other than for Cause, death or Disability, the date of receipt of the Notice of Termination or any later date specified therein (which date shall not be more than thirty (30) days after the giving of such notice), (ii) if the Executive’s employment is terminated by reason of death or by the Company for Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, (iii) if the Executive resigns with or without Good Reason, thirty (30) days from the date of the Company’s receipt of the Notice of Termination, or such earlier or later date as is mutually agreed by the Company and the Executive (subject to the Company’s right to cure in the case of a resignation for Good Reason), and (iv) if the Executive’s employment is terminated at the expiration of the Employment Period pursuant to Section 1, the last day of the Employment Period. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

4. Obligations of the Company upon Termination.

(a) By the Company Other Than for Cause, Death or Disability; By the Executive for Good Reason. Subject to Section 5, if, during the Employment Period, (x) the Company shall terminate the Executive’s employment other than for Cause, death or Disability or (y) the Executive shall terminate employment for Good Reason:

(i) the Company shall pay to the Executive the following amounts:

(A) a lump sum cash payment within thirty (30) days after the Date of Termination equal to the aggregate of the following amounts: (1) the Executive’s Annual Base Salary and accrued vacation pay through the Date of Termination, (2) the Executive’s accrued Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (other than any portion of such Annual Bonus that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral election) if such bonus has not been paid as of the Date of Termination, and (3) the Executive’s business expenses that have not been reimbursed by the Employer as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy, in the case of each of clauses (1) through (3), to the extent not previously paid (the sum of the amounts described in clauses (1) through (3) shall be hereinafter referred to as the “Accrued Obligations”);

(B) subject to the Executive’s delivery (and non-revocation) of an executed release of claims against the Employer, FR and their respective officers, directors, employees and affiliates in substantially the form attached hereto as Exhibit A (the “Release”), which Release must be delivered to the Company not later than twenty-two (22) days after the Date of Termination, an amount equal to two (2) times the sum of (X) the Executive’s Annual Base Salary as of the Date of Termination and (Y) the Executive’s Target Bonus for the fiscal year in the which the Date of Termination occurs, paid in accordance with the Company’s regular payroll schedule for twenty-four (24) months following the Date of Termination, with the first payment commencing on the first payroll date occurring on or after the thirtieth (30th) day after the Date of Termination; provided, however, that if the Date of Termination occurs within four months prior or twenty-four (24) months following a Change in Control Event which also constitutes a “change in the ownership” of FR, a “change in effective control” of FR or a “change in the ownership of a substantial portion of the assets” of FR, as each such term is defined in Treas. Reg. Section 1.409A-3(i)(5), then (1) two and one-half (2.5) shall be substituted for two (2) times above, and (2) such amount shall be paid in a single lump sum cash payment on the thirtieth (30th) day after the Date of Termination; and

(C) a lump-sum amount in cash equal to the product of (x) the Annual Bonus which would have been earned by the Executive for the fiscal year in which the Date of Termination occurs had the Executive remained employed throughout such fiscal year, based on the degree to which the applicable performance goals are achieved and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365, which amount shall be paid on the date on which annual bonuses for the fiscal year in which the Date of Termination occurs are paid to senior executives of the Company generally, but not later than seventy-five (75) days after the end of the fiscal year in which the Date of Termination occurs;

(ii) For two years following such termination, the Company shall provide the Executive and Executive’s spouse and eligible dependents with medical and dental insurance coverage no less favorable than those provided to active employees of the Company on the terms and conditions set forth herein (the “Health Care Benefit”); provided, however, that the Executive shall pay the cost of such coverage in an amount equal to the amount paid by active employees of the Company for similar coverage; provided, further, however, that if the Executive becomes re-employed with another employer and is entitled to receive health care benefits under another employer-provided plan, the Health Care Benefits provided hereunder shall cease. The benefits provided pursuant to this Section 4(a)(ii) will run concurrent with coverage required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The Executive shall be solely responsible for any taxes incurred in respect of such coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 4(a)(ii) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable);

(iii) The Executive’s Annual Awards, other than Performance Vested Annual Awards, will continue to vest in accordance with their original vesting schedule, subject to Executive’s continued compliance with his obligations under Section 9 of this Agreement, but Executive’s Performance Vested Annual Awards and LTIP Awards will not continue to vest; and

(iv) To the extent not theretofore paid or provided, the Employer shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

Notwithstanding the foregoing provisions of Section 4(a)(i), in the event that the Executive is a “specified employee” (within the meaning of Section 409A of the Code and with such classification to be determined in accordance with the methodology established by the Company) (a “Specified Employee”), amounts and benefits (other than the Accrued Obligations) that are deferred compensation (within the meaning of Section 409A of the Code) that would otherwise be payable or provided under Section 4 (a)(i) during the six (6) month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the first business day after the date that is six (6) months following the Date of Termination (the “409A Payment Date”).

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than (i) payment of Accrued Obligations and (ii) the Other Benefits. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination. The term “Other Benefits” as utilized in this Section 4(b) shall include death benefits and any additional vesting under any applicable LTI Plan to which the Executive is entitled as in effect on the date of the Executive’s death.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall provide the Executive with (i) the Accrued Obligations and (ii) the Other Benefits. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable,. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination. The term “Other Benefits” as utilized in this Section 4(c) shall include disability benefits and any additional vesting under any applicable LTI Plan to which the Executive is entitled as in effect on the Disability Effective Date.

(d) Cause; By the Executive other than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive’s employment shall be terminated by the Executive other than for Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to provide the Executive with (i) the Accrued Obligations and (ii) the Other Benefits; provided, however, that if the Executive’s employment shall be terminated for Cause, the term “Accrued Obligations” shall not be deemed to include the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination.

(e) Expiration of the Employment Period.

(i) Expiration of the Employment Period by Action of the Executive. If the Employment Period expires at the end of the Initial Term or at the end of an Additional Term because the Executive has provided a Non-Renewal Notice to the Company, the Executive’s employment will terminate at the expiration of the Employment Period without further obligations to the Executive other than the obligation to provide the Executive with (i) the Accrued Obligations, (ii) Other Benefits and (iii) his regular Annual Bonus for the fiscal year ending on the date the Employment Period ends, determined and paid in the ordinary course. The Executive will not be eligible for severance benefits or additional vesting of any Annual Awards or LTIP Awards.

(ii) Expiration of the Employment Period by Action of the Company. If Employment Period ends at the end of the Initial Term or at the end of an Additional Term because the Company has provided a Non-Renewal Notice to the Executive, the Executive’s employment will terminate at the expiration of the Employment Period, and the Company will provide Executive with (i) the Accrued Obligations and (ii) Other Benefits and (iii) Executive will be eligible for his regular Annual Bonus (defined below) for the fiscal year ending on the date the Employment Period ends. determined and paid in the ordinary course. In addition, the Executive’s Annual Awards, other than Performance Vested Annual Awards, will continue to vest in accordance with their original vesting schedules, subject to the Executive’s delivery (and non-revocation) of a Release and Executive’s continued compliance with his obligations under Section 9 of this Agreement. The Executive will not be eligible for severance benefits or additional vesting of any Performance Vested Annual Awards or LTIP Awards.

(iii) Expiration of the Employment Period on December 31, 2021. Upon expiration of the maximum duration of the Employment Period on December 31, 2021, unless otherwise mutually agreed by the parties, the Executive’s employment will terminate without further obligations to the Executive other than the obligation to provide the Executive with (i) the Accrued Obligations, (ii) Other Benefits, (iii) his regular Annual Bonus for the fiscal year ending on December 31, 2021, determined and paid in the ordinary course. The Executive will not be eligible for severance benefits or additional vesting of any Annual Awards or LTIP Awards.

5. Change in Control Event. If the Executive is terminated by the Company without Cause or resigns with Good Reason, in either case during the four (4) month period preceding, or the twenty-four (24) month period after, a Change in Control Event, all Annual Awards and LTIP Awards granted to the Executive shall fully vest, and each stock option, stock appreciation right or similar security then held by the Executive shall expire on the earlier of (i) the later of (A) the expiration date as determined pursuant to the applicable agreement governing such security and (B) the second anniversary of the Date of Termination and (ii) the last day of the original term of such security.

For purposes of this Agreement, a “Change in Control Event” shall mean:

(A) The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-38 promulgated under the 1934 Act) of forty percent (40%) or more of the combined voting power embodied in the then-outstanding voting securities of FR; or

(B) The cessation, by the persons who, as of the date hereof, constitute the Board (the “Incumbent Directors”), as a result of a tender offer, proxy contest, merger or similar transaction or event (as opposed to turnover caused by death or resignation), to constitute at least a majority of the board of directors of the successor to FR, provided that any person becoming a director of FR subsequent to the date hereof whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors, by a Nominating Committee duly appointed by such Incumbent Directors, or by successors of either who shall have become Directors other than as a result of a hostile attempt to change Directors, whether through a tender offer, proxy contest or similar transaction or event (or settlement thereof), shall be considered an Incumbent Director; or

(C) The consummation of:

(I) A merger or consolidation of FR, if (X) the common stockholders of FR, as constituted in the aggregate immediately before such merger or consolidation do not, as a result of and following such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the successor to FR resulting from such merger or consolidation in substantially the same proportion as was represented by their ownership of the combined voting power of the voting securities of FR outstanding immediately before such merger or consolidation and (Y) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such merger or consolidation were not Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such merger or consolidation; or

(II) A liquidation, sale or other ultimate disposition or transfer of fifty percent (50%) or more of the total assets of FR or the Employer, and their respective subsidiaries, without a concurrent or imminent plan to reinvest the proceeds therefrom in industrial real estate (a “50% or More Sale”). The parties agree and acknowledge that such a reinvestment plan could be a multi-year plan. A 50% or More Sale shall be deemed to have occurred hereunder at such time as FR shall have disposed, in a single transaction or set of related transactions, of more than fifty percent (50%) of the Net Asset Value (defined below) of its and its subsidiaries’ total real estate portfolio. Such percentage of the portfolio shall be deemed to have been transferred at such time as FR and its subsidiaries shall have disposed of fifty percent (50%) or more of their properties in relation to “Net Asset Value,” such term meaning the net value of its real estate assets calculated in accordance with customary and generally accepted principles of accounting and asset valuation used within the REIT industry.

(D) Notwithstanding the immediately preceding clauses (A), (B) and (C), a Change in Control Event shall not be deemed to occur (1) solely because fifty percent (50%) or more of the combined voting power of the then-outstanding securities of FR is acquired by (X) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of FR, the Employer and/or their U.S. subsidiaries, or (Y) any corporation or other entity which, immediately prior to such acquisition, is substantially owned directly or indirectly by FR or by its stockholders in the same proportion as their ownership of stock in FR immediately prior to such acquisition or (2) as a result of any transaction in which the Executive participates in any manner with the person or entity affecting the acquisition or other applicable transaction that, if not for this sub-clause (D)(2), would be a Change in Control Event.

6. Non-Exclusivity of Rights. Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any affiliated companies and for which the Executive qualifies pursuant to its terms, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any affiliated companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive pursuant to the terms of any plan, program, policy or practice of or any contract or agreement with the Company or any affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.

7. No Mitigation; Cooperation. (a) In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

(b) The Executive agrees that in the event this Agreement terminates for any reason, he shall, to the extent reasonably requested in writing thereafter (and subject to the Executive’s professional schedule), cooperate with and serve in any capacity requested by the Company in any investigation and/or threatened or pending litigation (now or in the future) in which the Company is a party, and regarding which the Executive, by virtue of his employment with the Company, has knowledge or information relevant to said investigation or litigation, including but not limited to (i) meeting with representatives of the Company to prepare for testimony and to provide truthful information regarding his knowledge and (ii) providing, in any jurisdiction in which the Company reasonably requests, truthful information or testimony relevant to the investigation or litigation. The Company agrees to pay the Executive reasonable compensation and reimburse the Executive for reasonable expenses incurred in connection with such cooperation.

8. Mediation and Arbitration. Except only as otherwise provided in Section 9(i), each and every dispute, controversy and contested factual and legal determination arising under or in connection with this Agreement or the Executive’s employment shall be committed to and be resolved exclusively through the arbitration process, in an arbitration proceeding, conducted by a single arbitrator sitting in Chicago, Illinois, in accordance with the Employment Rules of the American Arbitration Association (the “AAA”) then in effect. If the Company or the Executive, as the case may be, contends that a breach or threatened breach of this Agreement has occurred, or that a bona fide controversy exists hereunder, the Company or the Executive, as the case may be, may initiate the arbitration process as described in this Section 8 by filing a “Notice of Arbitration” with the AAA (after the thirty (30) day mediation period described in the following sentences) and delivering a copy of the same to the other party (pursuant to Section 11(b) below). Prior to filing a Notice of Arbitration with the AAA, the party shall give the other party thirty (30) days notice of intent to file such Notice of Arbitration. During such thirty (30) day period, the parties shall seek to mediate the dispute to resolution, and if the dispute fails to be resolved within such period, the party may file the Notice of Arbitration any time thereafter. Such Notice of Arbitration shall request that the AAA submit to both the Executive and the Company a list of eleven (11) proposed arbitrators provided that no arbitrator shall be related to or affiliated with either of the parties. The arbitrator shall be selected by the parties from that list. No later than ten (10) days after the list of proposed arbitrators is received by the parties, the parties, or their respective representatives, shall meet at a mutually convenient location in Chicago, Illinois, or telephonically. At that meeting, the party who sought arbitration (and delivered the Notice of Arbitration) shall eliminate one (1) proposed arbitrator and then the other party shall eliminate one (1) proposed arbitrator. The parties shall continue to alternatively eliminate names from the list of proposed arbitrators in this manner until each party has eliminated five (5) proposed arbitrators. The remaining arbitrator shall be promptly engaged by the parties to arbitrate the dispute, and the arbitrator shall be authorized to award amounts not in dispute during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all administrative costs and expenses arising in connection with any arbitration, including, without limitation, the filing fees and the fees, costs and expenses imposed or incurred by the arbitrator or the AAA. If the Executive substantially prevails in such dispute (as determined by the arbitrator), the Company shall bear the reasonable costs of all counsel, experts or other representatives that are retained by the Executive (based on such counsel’s, experts’ or other representatives’ standard hourly rates). If the Executive is found by the arbitrator to have not substantially prevailed in such dispute, each party shall bear the costs of its own counsel, experts and other representatives. Judgment may be entered on the arbitrator’s award in any court having jurisdiction, including, if applicable, entry of a permanent injunction under such Section 9(i) of this Agreement. If the Executive ultimately prevails on any issue, then the Company shall pay interest at the per annum rate of five percent (5.0%) in excess of the per annum rate publicly announced, from time to time, by Chase Bank, N.A. (or its successors) as its “prime” or “base” or “reference” rate of interest, on the amount the arbitrator awards to the Executive (exclusive of attorneys’ fees and costs and expenses of the arbitration), such interest to be calculated from the date the amount would have been paid under this Agreement, but for the dispute, through the date payment (inclusive of interest) is made. Nothing contained in this Section 8 shall constrain any party’s right to petition a court of competent jurisdiction for injunctive or interlocutory relief pending the outcome of arbitration of any dispute or controversy arising under this Agreement. In order to comply with Section 409A of the Code, in no event shall the payments by the Company of the Executive’s attorney’s fees, costs and expenses (if payable by the Company) under this Section 8 be made later than the end of the calendar year next following the calendar year in which such dispute is finally resolved, provided, that the Executive shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such dispute is finally resolved. The amount of such legal fees, costs and expenses that the Employer is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Employer is obligated to pay in any other calendar year, and the Executive’s right to have the Employer pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

9. Restrictive Covenants.

(a) Confidential Information. During the Employment Period and thereafter, the Executive shall not use for the Executive’s own purposes or for the benefit of any person other than the Company, and shall keep secret and retain in the strictest confidence, any secret or confidential information, knowledge or data relating to the Company or any affiliated company, and their respective businesses, including without limitation, any data, information, ideas, knowledge and papers pertaining to the customers, prospective customers, prospective products or business methods of the Company, including without limitation the business methods, plans and procedures of the Company, that shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and that shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process after reasonable advance written notice to the Company, use, communicate or divulge any such information, knowledge or data, directly or indirectly, to anyone other than the Company and those designated by it. Anything herein to the contrary notwithstanding, the provisions of this Section 9 shall not apply to information (i) required to be disclosed by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information, (ii) disclosed to counsel or a tribunal in the context of any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (iii) that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 9, (iv) that is or becomes available to the Executive on a non-confidential basis from a source which is entitled to disclose it to the Executive or (v) the disclosure of which the Executive determines in good faith is consistent with the performance of his duties for the Company. In addition, the Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, the Executive has the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.

(b) Non-Competition. The Company and the Executive have jointly reviewed the tenant lists, property submittals, logs, broker lists and operations of the Company, and have agreed that as an essential inducement for and in consideration of this Agreement and the Company’s agreement to make the payment of the amounts described in Sections 2(b) and 4 hereof when and as herein described, the Executive hereby agrees, except with the express prior written discretionary consent of the Company, that for a period of one (1) year after the Date of Termination (the “Restrictive Period”), he will not directly or indirectly in any manner compete with the business of the Company by directly or indirectly owning, managing, operating, controlling, financing, or by directly or indirectly serving as an employee, officer or director of or consultant to (i) any industrial or mixed office/industrial (but not pure office) REIT or real estate operating company (a “Peer Group Member”) or (ii) any other person, firm, partnership, corporation, trust or other entity (including, but not limited to, Peer Group Members), public or private, which, as a material component of its business (other than for its own use as an owner or user), invests in, or otherwise provides capital to, industrial warehouse facilities and properties similar to the Company’s investments and holdings, in each case, (A) in any geographic market or territory in which the Company owns properties or has an office either as of the date hereof or as of the Date of Termination of the Executive’s employment; or (B) in any market in which an acquisition or other investment by the Company or any affiliate of the Company is pending or proposed in a written plan as of the Date of Termination, whether or not embodied in any formalized, written legal document. The Executive will not be considered to have violated this Section 9(b) if the Executive becomes employed, engaged or associated in any capacity with an organization that competes with the Company so long as the Executive does not participate in any manner whatsoever in the management or operations of the part of such organization that so competes.

(c) Investment Opportunities; Customer Non-Solicit. In addition, during the Restrictive Period, the Executive shall not act as a principal, investor or broker/intermediary, or serve as an employee, officer, advisor or consultant, to any person or entity, public or private, in connection with or concerning any investment opportunity of the Company that is in the Pipeline or as to any customer or prospect of Company on the Customer List, in each case, as of the Date of Termination of the Executive’s employment. Within ten (10) business days after the Date of Termination, the Company shall deliver to the Executive a written statement of the investment opportunities in the Pipeline as of the Date of Termination (the “Pipeline Statement”) and a list of the deal opportunities and the actual and prospective entities with whom the Company proposes to pursue such deal opportunities from time to time (the “Customer List”), and the Executive shall then review the Pipeline Statement and the Customer List for accuracy and completeness, to the best of his knowledge, and advise the Company of any corrections required to the Pipeline Statement and the Customer List. The Executive’s receipt of any severance amount under Section 4 of this Agreement shall be conditioned on his either acknowledging, in writing, the accuracy and completeness of the Pipeline Statement and the Customer List, or advising the Company, in writing, of any corrections or revisions required to the Pipeline Statement and the Customer List in order to make them accurate and complete, to the best of the Executive’s knowledge. The restrictions concerning each and every individual investment opportunity in the Pipeline shall continue until the first to occur of (a) expiration of the Restrictive Period; or (b) the Executive’s receipt from the Company of written notice that the Company has abandoned such investment opportunity, such notice not to affect the restrictions on all other investment opportunities contained in the Pipeline Statement during the remainder of the Restrictive Period. For purposes of this Agreement, investment opportunity shall be considered in the “Pipeline” if, as of the Date of Termination, the investment opportunity is pending (for example, is the subject of a letter of intent) or proposed (for example, has been presented to, or been bid on by, the Company in writing or otherwise) or under consideration by the Company, whether at the Management Committee, IC, staff level(s) or otherwise, and relates to any of the following potential forms of transaction: (i) an acquisition for cash; (ii) an UPREIT transaction; (iii) a development project or venture; (iv) a joint venture partnership or other cooperative relationship, whether through a DOWNREIT relationship or otherwise; (v) an “Opportunity Fund” or other private investment in or co-investment with the Company; (vi) any debt placement opportunity by or in the Company; (vii) any service or other fee-generating opportunity by the Company; or (viii) any other investment by the Company or an affiliate of the Company, in or with any party or by any party in the Company or an affiliate of the Company. Notwithstanding the foregoing, the Executive’s continued investment in, and development of, industrial properties in which the Executive has an interest as of the date hereof and set forth on Exhibit B hereto shall not violate this Agreement.

(d) Non-solicitation of Employees. In addition to the covenants set forth above, and notwithstanding anything to the contrary set forth in this Agreement, the Executive hereby agrees, except with the express prior written consent of the Company (which may be given or withheld in the Company’s sole discretion), for a period of two (2) years following the Date of Termination, not to directly or indirectly solicit or induce any employee of the Company to terminate his or her employment with Company so as to become employed by or otherwise render services to any entity with which the Executive has any form of business or economic relationship, or otherwise with any of the entities set forth in Sections 9(b) and (c) above.

(e) Non-Disparagement. Except as required by law or legal process, the Executive agrees not to make any material public disparaging or defamatory comments about the Company including the Company’s business, its directors, officers, employees, parents, subsidiaries, partners, affiliates, operating divisions, representatives or agents, or any of them, whether written, oral or electronic. In particular, the Executive agrees, except as required by law or legal process, to make no public statements including, but not limited to, press releases, statements to journalists, employees, prospective employers, interviews, editorials, commentaries or speeches, that disparage or are defamatory to the Company’s business in any material respect. In addition to the confidentiality requirements set forth in this Agreement and those imposed by law, the Executive further agrees, except as required by law or legal process, not to provide any third party, directly or indirectly, with any documents, papers, recordings, e-mail, internet postings, or other written or recorded communications referring or relating to the Company’s business, with the intention of supporting, directly or indirectly, any disparaging or defamatory statement, whether written or oral. Except as required by law or legal process, the Company agrees that neither it nor its directors or executive officers shall make any material public disparaging, negative or defamatory comments, whether written or oral or electronic, about the Executive, including the Executive’s character, personality, or business acumen or reputation. In particular, the Company agrees that, except as required by law or legal process, neither it nor its directors or executive officers shall make any public statements including, but not limited to, press releases, statements to journalists, prospective employers of, or partners with the Executive, interviews, editorials, commentaries or speeches, that disparage or are defamatory to the Executive in any material respect. In addition, the Company further agrees that, except as required by law or legal process, neither it nor its directors or executive officers shall provide any third party, directly or indirectly, with any documents, papers, recordings, e-mail, internet postings or other written or recorded communications referring or relating to the Executive, with the intention of supporting, directly or indirectly, any disparaging or defamatory statement, whether written or oral. For purposes of this Agreement, a “public statement” shall mean any statement to a third party other than a statement made to a person who is an immediate family member or legal representative of the speaker (an “Excluded Person”); provided that a statement to an Excluded Person which is repeated by the Excluded Person to a person which is not an Excluded Person, with attribution to the original speaker, shall be considered a public statement for purposes of this Section 9(e).

(f) Prior Notice Required. The Executive hereby agrees that, prior to accepting employment with any other person or entity during the Restrictive Period, the Executive will provide such prospective employer with written notice of the provisions of this Agreement.

(g) Return Of Company Property/Passwords. The Executive hereby expressly covenants and agrees that following termination of the Executive’s employment with the Company for any reason or at any time upon the Company’s request, the Executive will promptly return to the Company all property of the Company in his possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all

Company passwords, credit cards, keys, beepers, laptop computers, cell phones and all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Company or its personnel or affairs. Anything to the contrary notwithstanding, nothing in this Section 9(g) shall prevent the Executive from retaining papers and other materials of a personal nature, including personal diaries, copies of calendars and Rolodexes, information relating to the Executive’s compensation or relating to reimbursement of expenses, information that the Executive reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to the Executive’s employment.

(h) Executive Covenants Generally.

(i) The Executive’s covenants as set forth in this Section 9 are from time to time referred to herein as the “Executive Covenants.” If any of the Executive Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Executive Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining Executive Covenants shall not be affected thereby; provided, however, that if any of the Executive Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Executive Covenant will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

(ii) The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and its controlled affiliates, but the Executive nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive has carefully considered the nature and extent of the restrictions place upon him by this Section 9, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

(i) Enforcement. Because the Executive’s services are unique and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 9. Therefore, in the event of a breach or threatened breach of this Section 9, the Company or its respective successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein, if and when final judgment of a court of competent jurisdiction is so entered against the Executive.

(j) Interpretation. For purposes of this Section 9, references to “the Company” shall mean the Company as hereinbefore defined and any of the controlled affiliated companies of either the Employer or FR.

10. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

11. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. From and after the Effective Date, this Agreement shall supersede and replace any other agreement between the parties with respect to the subject matter hereof in effect immediately prior to the execution of this Agreement.

(b) All notices and other communications hereunder shall be in writing and shall be given to the other party by hand delivery or overnight courier or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at the Company.

With a copy to:	Lucas Bagnell Varga LLC
2425 Post Road, Suite 200
Southport, CT 06890
Attention: Scott R. Lucas, Esq.

If to the Company:	First Industrial, L.P.
311 S Wacker Drive, Suite 3900
Chicago, IL 60606-6678
Attention: Chairman of the Board of Directors and General Counsel

With copies to:	First Industrial Realty Trust, Inc.
311 S. Wacker Drive, Suite 3900
Chicago, Illinois 60606
Attention: Chairman of the Board of Directors

And

Vedder Price P.C.
222 N. LaSalle Street, Suite 2600
Chicago, IL 60601
Attention: Philip L. Mowery, Esq.

And

Barack Ferrazzano Kirschbaum & Nagelberg LLP
Suite 3900
200 West Madison Street
Chicago IL 60606
Attention: Howard A. Nagelberg, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Executive’s employment shall survive in accordance with its terms.

(g) The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. If the Executive dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within thirty (30) days after the date of the Executive’s death. All reimbursements and in-kind benefits provided under this

Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits and the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; and (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit. Prior to a Change in Control Event but within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

(h) The Executive represents that as of the date hereof, no existing covenant or other obligation restricts the Executive’s obligation to enter into this Agreement with the Employer and to perform his duties hereunder.

12. Recoupment. (a) In the event of a material inaccuracy in the Employer’s or FR’s statements of earnings, gains or other criteria that reduces previously reported net income or increases previously reported net loss, the Employer shall have the right to take appropriate action to recoup from the Executive any portion of any incentive compensation received by the Executive the grant of which was tied to the achievement of one or more specific earnings targets (e.g., revenue, gain on sale, equity in earnings in unconsolidated communities, G&A expense, operating income, net income, etc.), with respect to the period for which such financial statements are materially inaccurate, regardless of whether the Executive engaged in any misconduct or was at fault or responsible in any way for causing the material inaccuracy, if, as a result of such material inaccuracy, the Executive otherwise would not have received such incentive compensation (or portion thereof). In the event the Employer is entitled to, and seeks, recoupment under this Section 12, the Executive shall promptly reimburse the after-tax portion (after taking into account all available deductions in respect of such reimbursement) of such incentive compensation which the Employer is entitled to recoup hereunder. In the event the Executive fails to make prompt reimbursement of any such incentive compensation which the Employer is entitled to recoup and as to which the Employer seeks recoupment hereunder, the Executive acknowledges and agrees that the Employer shall have the right to (i) deduct the amount to be reimbursed hereunder from the compensation or other payments due to the Executive from the Company or (ii) to take any other appropriate action to recoup such payments. The Employer’s right of recoupment pursuant to this Section 12 shall apply only if the demand for recoupment is made not later than three (3) years following the payment of applicable incentive compensation.

(b) The Employer must seek recoupment of any such payments from the Executive within six (6) months of the Board’s actual knowledge of the material financial statement inaccuracy which forms the basis for such recoupment pursuant to Section 12(a).

(c) The rights contained in this Section 12 shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, any rights the Company may have under any other Company recoupment policy or other agreement or arrangement with the Executive.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board and its Managing Member, FR and the Employer, respectively, have caused these presents to be executed in their name on their behalf, all as of the day and year first above written.

PETER E. BACCILE

/s/ Peter E. Baccile

FIRST INDUSTRIAL, L.P.

By:	/s/ Bruce W. Duncan
Name:	First Industrial Realty Trust, Inc.
Title:	General Partner
By:	Bruce W. Duncan, President and Chief Executive Officer

FIRST INDUSTRIAL REALTY TRUST, INC.

By:	/s/ Bruce W. Duncan
Name:	Bruce W. Duncan
Title:	President and Chief Executive Officer

EXHIBIT A

This General Release of all Claims (this “Agreement”) is entered into on             , 20        by Peter E. Baccile (the “Executive”) in consideration of the promises set forth in the Employment Agreement among the Executive, First Industrial, L.P. (the “Employer”) and First Industrial Realty Trust, Inc. (“FR” and, together with the Employer, the “Company”), executed on August 2, 2016, and effective on September 29, 2016 (the “Employment Agreement”). The Executive agrees as follows:

1. General Release and Waiver of Claims.

(a) Release. In consideration of the payments and benefits provided to the Executive under the Employment Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge FR, the Employer and their respective subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of the Executive’s employment relationship with and service as an employee, officer or director of FR and/or the Employer, and the termination of such relationship or service; provided, however, that notwithstanding anything else herein to the contrary, this Agreement shall not affect: the obligations of the Company, and/or the Executive set forth in the Employment Agreement or other obligations that, in each case, by their terms, are to be performed after the date hereof by the Company, and/or the Executive (including, without limitation, obligations to the Executive under the Employment Agreement for any severance or similar payments or benefits, under any stock option, stock or equity-based award, plan or agreements, or payments or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); and any indemnification or similar rights the Executive has as a current or former officer or director of FR or the Employer, including, without limitation, any and all rights thereto referenced in the Employment Agreement, FR’s and/or the Employer’s bylaws and other governance documents.

(b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement. The Executive also understands that he has seven (7) days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

(c) No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement.

2. Proceedings. Nothing in this Agreement is intended to prevent Executive from filing a charge with, providing information or testimony to, or participating in an investigation, hearing or proceeding with any governmental agency against the Releasees (each, individually, a “Proceeding”); provided, however, that Executive waives the right to receive any damages or other personal relief in any Proceeding relating to or arising from his employment relationship with the Company, other than with respect to the matters as which the release granted pursuant to Section 1(a) does not apply, brought by Executive or on the Executive’s behalf, or by any third party, including as a member of any class collective action, or as a relator under the False Claims Act (excepting only for claims against Releasees for breaches of this General Release or under the Dodd-Frank Wall Street Reform and Consumer Protection Act).

3. Remedies. In the event the Executive initiates or voluntarily participates in any Proceeding following his receipt of written notice from the Company and a failure to cease such participation within 30 days following receipt of such notice, or if he revokes the ADEA release contained in Paragraph 1(b) of this Agreement within the seven day period provided under Paragraph 1(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the termination provisions of the Employment Agreement (including for this purpose stock or proceeds from the sale of stock delivered upon the vesting of any equity-based compensation award, to the extent the vesting of such award accelerated on account of the Executive’s termination of employment) or terminate any benefits or payments that are subsequently due under the Employment Agreement, without waiving the release granted herein.

The Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

4. Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

5. Nonadmission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

6. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Illinois applicable to contracts executed in and to be performed in that State.

7. Notices. All notices or communications hereunder shall be in writing, addressed as provided in Section 11(b) of the Employment Agreement.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the Executive has executed this Agreement on the date first set forth below.

PETER E. BACCILE

Date of Execution:

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